Exhibit 3.1

CERTIFICATE OF DESIGNATION
OF
PERPETUAL PREFERRED STOCK, SERIES A
OF
GLOBALSTAR, INC.

Globalstar, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Sections 141 and 151 thereof, does hereby certify:

WHEREAS, the Third Amended and Restated Certificate of Incorporation of the Corporation (as amended, restated, supplemented or otherwise modified from time to time, the “Certificate of Incorporation”) authorizes the issuance of up to 100,000,000 shares of preferred stock, par value $0.0001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designations, rights, powers, preferences, qualifications, limitations and restrictions, of the shares of such series; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences, and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issuance of a series of Preferred Stock and does hereby in this Certificate of Designation (this “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions, and limitations of such series of Preferred Stock as follows:

Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of Preferred Stock a series of Preferred Stock designated as the “Perpetual Preferred Stock, Series A” (the “Series A Preferred Stock”). The authorized number of shares of Series A Preferred Stock shall be 300,000 shares, $0.0001 par value per share, having a liquidation preference of $1,000 per share. The number of shares constituting Series A Preferred Stock may be increased from time to time in accordance with law, the Certificate of Incorporation and this Certificate of Designation, up to the maximum number of shares of Preferred Stock authorized to be issued under the Certificate of Incorporation of the Corporation, less all shares at the time authorized of any other series of Preferred Stock, and any such additional shares of Series A Preferred Stock would form a single series with the Series A Preferred Stock. Shares of Series A Preferred Stock will be dated the date of issue, which shall be referred to herein as the “original issue date”. Shares of outstanding Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of Preferred Stock, shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

Part 2. Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designation to the same extent as if such provisions had been set forth in full herein.

Part 3. Definitions. Capitalized terms not otherwise defined herein shall have the meaning set forth under Section 1 of Annex A attached hereto.

Part 4. Certain Voting Matters. Holders of shares of Series A Preferred Stock will be entitled to one vote for each such share of Series A Preferred Stock on any matter on which holders of Series A Preferred Stock are entitled to vote, including any action by written consent.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed by the undersigned as of this 15th day of November, 2022.

GLOBALSTAR, INC.
By:	/s/
Name:
Title:

[Signature Page to Certificate of Designation of Perpetual Preferred Stock, Series A]

ANNEX A

STANDARD PROVISIONS

Section 1. Definitions. Capitalized terms not otherwise defined in the Certificate of Designation shall have the meanings set forth in this Section 1 of this Annex A.

(a) “Business Day” means any weekday that is not a legal holiday in New York, New York, and that is not a day on which banking institutions in New York, New York, are closed.

(b) “Common Stock” means the common stock, par value $0.0001 per share, of the Corporation.

(c) “Series A Dividend Payment Date” has the meaning set forth in Section 3(b) of this Annex A.

(d) “Series A Dividend Period” means the period from and including a Series A Dividend Payment Date to, but excluding, the next Series A Dividend Payment Date, except that the initial Series A Dividend Period will commence on and include the original issue date of Series A Preferred Stock.

(e) “Series A Junior Securities” has the meaning set forth in Section 2(a) of this Annex A.

(f) “Series A Majority-in-Interest” means holders of at least two-thirds of all of the shares of Series A Preferred Stock at the time then outstanding, voting separately as a class.

(g) “Series A Parity Securities” has the meaning set forth in Section 2(b) of this Annex A.

(h) “Series A Senior Securities” has the meaning set forth in Section 2(c) of this Annex A.

Section 2. Ranking. The shares of Series A Preferred Stock shall rank:

(a) senior, as to dividends and upon liquidation, dissolution and winding up of the Corporation, to the Common Stock, and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks pari passu with, or senior to, the Series A Preferred Stock as to dividends and upon liquidation, dissolution and winding up, as the case may be (collectively, “Series A Junior Securities”);

(b) on a parity, as to dividends and upon liquidation, dissolution and winding up of the Corporation, with any class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Series A Preferred Stock as to dividends and upon liquidation, dissolution and winding up, as the case may (collectively, “Series A Parity Securities”); and

(c) junior, as to dividends and upon liquidation, dissolution and winding up of the Corporation, to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks senior to, the Series A Preferred Stock as to dividends and upon liquidation, dissolution and winding up, as the case may be (collectively, “Series A Senior Securities”).

(d) The Corporation may authorize and issue additional shares of Series A Junior Securities and Series A Parity Securities without the consent of the holders of the Series A Preferred Stock, but may not authorize or issue any shares of Series A Senior Securities except in accordance with Section 6(b)(ii) of this Annex A.

Section 3. Dividends.

(a) Holders of Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board or a duly authorized committee of the Board, out of assets legally available for the payment of dividends under Delaware law, cumulative cash dividends based on the liquidation preference of the Series A Preferred Stock. Cumulative dividends will accrue on the liquidation preference from the original issue date of such share of Series A Preferred Stock, whether or not declared by the Board or a duly authorized committee of the Board, at a fixed rate equal to 7.00% per annum. If the Corporation issues additional shares of the Series A Preferred Stock after the original issue date, cumulative dividends on such shares will accrue from the date such additional shares are issued.

(b) If declared by the Board or a duly authorized committee of the Board, dividends will be payable on the Series A Preferred Stock quarterly, in arrears, on January 1, April 1, July 1 and October 1 of each year, beginning on January 1, 2023 (each, a “Series A Dividend Payment Date”) by wire transfer to an account designated by each holder at least five (5) days prior to such Series A Dividend Payment Date; provided, if any date on which dividends would otherwise be payable is not a Business Day, then the Series A Dividend Payment Date will be the next Business Day, without any adjustment to the amount and such date shall be treated as the Series A Dividend Payment Date. To the extent any such dividend is not made on the Series A Dividend Payment Date in accordance with the preceding sentence, all accrued dividends on any share of Series A Preferred Stock shall be compounded quarterly on the applicable Series A Dividend Payment Date whether or not declared by the Board or a duly authorized committee of the Board and shall be added to the liquidation preference of the Series A Preferred Stock, until paid pursuant hereto.

(c) Dividends will be payable to holders of record of Series A Preferred Stock as they appear on the Corporation’s books on the applicable record date, which shall be the 15th calendar day before the applicable Series A Dividend Payment Date, or such other record date, no earlier than 30 calendar days before the applicable Series A Dividend Payment Date, as shall be fixed by the Board or a duly authorized committee of the Board.

(d) Dividends payable on Series A Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upwards. Dividends on the Series A Preferred Stock will cease to accrue on the redemption date, if any, unless the Corporation defaults in the payment of the redemption price of the Series A Preferred Stock called for redemption.

(e) So long as any share of Series A Preferred Stock remains outstanding:

(i) no dividend shall be declared or paid or set aside for payment, and no distribution shall be declared or made or set aside for payment, on any Series A Junior Securities, other than (i) a dividend payable solely in Series A Junior Securities or (ii) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan;

(ii) no shares of Series A Junior Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (A) as a result of a reclassification of Series A Junior Securities for or into other Series A Junior Securities, (B) the exchange or conversion of one share of Series A Junior Securities for or into another share of Series A Junior Securities, (C) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series A Junior Securities, (D) purchases, redemptions or other acquisitions of shares of Series A Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, and (E) the purchase of fractional interests in shares of Series A Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; and

(iii) no shares of Series A Parity Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, during a dividend period (other than (A) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such Series A Parity Securities, if any, (B) as a result of a reclassification of Series A Parity Securities for or into other Series A Parity Securities, (C) the exchange or conversion of Series A Parity Securities for or into other Series A Parity Securities or Series A Junior Securities, (D) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series A Parity Securities, and (E) the purchase of fractional interests in shares of Series A Parity Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, unless, in each case, the full cumulative dividends for all of the preceding Series A Dividend Periods on all outstanding shares of Series A Preferred Stock have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment.

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(f) The Corporation will not declare or pay or set apart funds for the payment of dividends on any Series A Parity Securities unless the Corporation has paid or set apart funds for the payment of dividends on the Series A Preferred Stock. When dividends are not paid in full upon the shares of Series A Preferred Stock and any Series A Parity Securities, all dividends declared upon shares of Series A Preferred Stock and any Series A Parity Securities will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the Series A Preferred Stock, and accrued dividends, including any accumulations, on any Series A Parity Securities, bear to each other for the then-current Series A Dividend Period.

(g) Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the Board or a duly authorized committee of the Board, may be declared and paid on the Common Stock and any other class or any Series A Junior Securities or Series A Parity Securities from time to time out of any assets legally available for such payment, and the holders of Series A Preferred Stock shall not be entitled to participate in any such dividend.

(h) Dividends on the Series A Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with applicable laws and regulations or the terms of the Corporation’s then issued and outstanding indebtedness or Series A Senior Securities.

Section 4. Liquidation.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Series A Preferred Stock are entitled to receive out of assets of the Corporation available for distribution to stockholders, after satisfaction of liabilities to creditors and subject to the rights of holders of any indebtedness of the Company and Series A Senior Securities, before any distribution of assets is made to holders of Common Stock or any Series A Junior Securities, a liquidating distribution in the initial amount of the liquidation preference of $1,000 per share, as increased by accrued dividends as compounded under Section 3(b), plus any additional unpaid accrued and accumulated dividends since the most recent Series A Dividend Payment Date. Holders of Series A Preferred Stock will not be entitled to any other amounts from the Corporation after they have received their full liquidating distribution.

(b) In any such distribution, if the assets of the Corporation are not sufficient to pay the liquidation preferences plus any unpaid accrued and accumulated dividends in full to all holders of Series A Preferred Stock and all holders of any Series A Parity Securities, the amounts paid to the holders of Series A Preferred Stock and to the holders of all Series A Parity Securities will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus any unpaid accrued and accumulated dividends has been paid in full to all holders of Series A Preferred Stock and any Series A Parity Securities, the holders of the Corporation’s Series A Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(c) For purposes of this section, the merger or consolidation of the Corporation with any other entity or the sale, lease or exchange of all or substantially all of the assets of the Corporation, in either case for cash, securities or other property, shall constitute a liquidation, dissolution or winding up of the Corporation and the holders of Series A Preferred Stock will be entitled to their full liquidating distribution.

Section 5. Redemption.

(a) Series A Preferred Stock will be redeemable at the option of the Corporation, in whole or in part, at any time and from time to time, upon notice given as provided in Subsection (b) below, without penalty or premium at a redemption price equal to $1,000 per share, plus any unpaid accrued and accumulated dividends.

(b) If shares of Series A Preferred Stock are to be redeemed, the notice of redemption shall be sent to the holders of record of Series A Preferred Stock to be redeemed, sent not less than 2 days nor more than 60 days prior to the date fixed for redemption thereof. Each notice of redemption will include a statement setting forth: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where the certificates evidencing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price. On and after the redemption date, dividends will cease to
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accrue on shares of Series A Preferred Stock, and such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, including rights described under Section 6, except the right to receive the redemption price plus any declared and unpaid dividends.

(c) In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot.

Section 6. Voting Rights.

(a) Except as provided below or as expressly required by law, the holders of shares of Series A Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and shall not be entitled to call a meeting of such holders for any purpose, nor shall they be entitled to participate in any meeting of the holders of the Common Stock.

(b) So long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote or consent of the Series A Preferred Majority-in-Interest shall be required to: (i) amend the provisions of the Certificate of Incorporation, so as to directly and adversely alter the express powers, preferences, privileges or rights of Series A Preferred Stock, provided, however, that any increase in the amount of the authorized or issued shares of Series A Preferred Stock or authorized Common Stock or Preferred Stock or the creation and issuance, or an increase in the authorized or issued amount, of any shares of Series A Junior Securities, Series A Parity Securities or Series A Senior Securities, as the case may be, will not be deemed to adversely affect the powers, preferences, privileges or rights of Series A Preferred Stock or (ii) authorize or increase the authorized amount of, or issue shares of, any Series A Senior Securities.

Section 7. Conversion Rights. The holders of shares of Series A Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.

Section 8. Preemptive Rights. The holders of shares of Series A Preferred Stock will have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

Section 9. Certificates. The Corporation may at its option issue shares of Series A Preferred Stock without certificates.

Section 11. Transfer Agent. The Corporation may, in its sole discretion, appoint a transfer agent and remove any appointed transfer agent in accordance with the agreement between the Corporation and the transfer agent; provided, that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof to the holders of the Series A Preferred Stock.

Section 12. Registrar. The Corporation may, in its sole discretion, appoint a transfer agent and remove any appointed registrar in accordance with the agreement between the Corporation and the registrar; provided that the Corporation shall appoint a successor registrar who shall accept such appointment prior to the effectiveness of such removal.
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